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                                                                  Exhibit 4.07

                               EMC HOLDINGS, INC.


                     RBK EXCHANGE AND REPURCHASE AGREEMENT


                             As of October 26, 1989


Mr. Robert B. Knutson, Trustee of the Trust
 under that certain Revocable Trust Agreement
 of Robert B. Knutson dated February 18, 1987
100 Quail Hill Road
Pittsburgh, Pennsylvania  15238

Dear Bob:

  EMC Holdings, Inc., a Delaware corporation ("Holdings"), hereby agrees with you in your capacity as Trustee of the Trust (as hereinafter defined) as follows:
  1. Certain Definitions and Conventions.
   (a) For the purposes of this Agreement, unless otherwise defined herein or the context in which any such term is used clearly requires otherwise, the following terms have the following meanings, respectively:
   "1986 Closing Date" means June 24, 1986, the date as of which the Original Recapitalization occurred.
   "Act" means the Securities Act of 1933, as amended.
   "Additional Call Repurchase Proceeds" has the meaning set forth in Section 10(a)(ii) hereof.
   "Adjusted Consolidated EBIT" means the Consolidated EBIT calculated as of the end of Holdings' most recent fiscal year, adjusted by adding thereto any amounts deducted from


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Holdings' revenues in determining such Consolidated EBIT in respect of (i)
amortization of the Original Recapitalization Premium and the Current Recapitalization Premium and (ii) contributions by Holdings to the ESOP and/or payment by Holdings of dividends on Shares held by the ESOP.
   "Adjusted Purchase Price" of any Share owned by the Trust means (i) $1.2899433 per Share with respect to all Shares owned by the Trust immediately following the Closing or (ii) with respect to all Shares acquired by the Trust thereafter, the original per share purchase price paid by the Trust for such Share, as appropriately adjusted to reflect any stock dividends, stock splits, reverse stock splits, recapitalizations or similar events occurring subsequent to the date of this Agreement.
   "Affiliate" with respect to any Person means a director or officer of such Person, any corporation, association, firm or other entity of which such Person (or an officer or director of such Person) is a member, director or officer, the spouse of such Person (or of any officer or director of such Person), either parent of such Person (or of any officer or director of such Person) or of such Person's spouse (or of the spouse of any officer or director of such Person), any descendent of any such parent, any relative of such Person (or of any officer or director of such Person) who has the same home as such Person (or as any officer or director of such Person), and any other Person, directly or indirectly controlling, controlled by, or under common control with, such Person. For the purpose of this





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definition, "control" (including, with correlative meanings, the terms
"controlling," "controlled by," and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.
   "Amended Subscription Agreement" means the Amended and Restated Common Stock Subscription and Repurchase Agreement between you and Holdings dated as of June 24, 1986 and amended September 20, 1988.
   "Applicable Federal Rate" with respect to any loan made by Holdings to Designated Officers pursuant to Section 14 hereof means the lowest applicable Federal rate in effect under section 1274(d) of the Code as of the day such loan was made, compounded semiannually.
   "Appraisal" means an appraisal of the fair market value of all securities and property described in clause (iii) of the definition of Value made by an Appraiser.
   "Appraiser" means the financial advisor selected by Holdings from a list, prepared by the Trust and submitted to Holdings with any request for an Appraisal hereunder, naming three nationally recognized investment banking firms.
   "Business Day" means any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in New York City or Pittsburgh, Pennsylvania.





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   "Call Repurchase" has the meaning set forth in Section 10(a)(i) hereof.
   "Call Repurchase Price" has the meaning set forth in Section 10(a)(i) hereof.
   "Cause," when used in connection with the termination of your employment with Holdings and EMC, shall have the meaning set forth in Section 5 of the Knutson Employment Agreement.
   "Claims" is defined in Section 3(a)(x) hereof.
   "Class A Shares" means Holdings' Class A Common Stock, par value $0.0001 per share.
   "Class B Shares" means Holdings' Class B Common Stock, par value $0.0001 per share.
   "Class C Shares" means Holdings' Class C Common Stock, par value $0.10 per share.
   "Closing" means the consummation of all transactions contemplated to occur in connection with the Current Recapitalization on the Closing Date.
   "Closing Date" means October 26, 1989.
   "Code" means the Internal Revenue Code of 1986, as amended.
   "Commission" means the U.S. Securities and Exchange Commission and any successor federal agency having similar powers.
   "Compensation Committee" means the Compensation Committee of the Board of Directors of Holdings.





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   "Consolidated" means the consolidation of the accounts of Holdings and its subsidiaries in accordance with GAAP.
   "Consolidated EBIT" means Holdings' Consolidated earnings before interest and taxes determined with reference to Holdings' audited income statement for the pertinent fiscal year.
   "Consolidated Net Debt" means, for any period, on a Consolidated basis, the difference between (a) Holdings' Indebtedness for Borrowed Money and (b) all cash and cash equivalents held by Holdings and its subsidiaries, including any amounts held in cash collateral or escrow accounts by another Person on behalf of Holdings or any of its subsidiaries, but excluding any amounts held pursuant to the Shareholders Contribution and Repayment Agreement.
   "Convertible Preferred Stock" means Holdings' 10.19% Convertible Preferred Stock as authorized by the Second Restated Certificate of Incorporation and the action of Holdings' Board of Directors.
   "Current Recapitalization" means the Exchange Offer, the merger of Holdings and EMC Recapitalization, Inc. and the concurrent restructuring of Holdings' capital stock and the other transactions to be accomplished as described in the Information Statement.
   "Current Recapitalization Premium" means the amount calculated by Holdings' independent auditors which amount shall be determined by the application of purchase accounting rules, without limitation, by reference to the amount equal to the





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excess of (a) the sum of (i) the aggregate amount of (x) cash paid by the ESOP
Trustee on the Closing Date for 170,750 shares of 10.19% Convertible Preferred Stock of Holdings and 3,685,604 shares of Class A Common Stock of Holdings and
(y) cash and the value of the Class B Common Stock of Holdings distributed by Holdings to the holders of such stock in connection with the Current Recapitalization and (ii) the aggregate amount of expenses incurred by Holdings which are directly attributable to the Current Recapitalization and related transactions over (b) the amount of stockholders' equity and deferred taxes appearing on the Consolidated balance sheet of Holdings at the time immediately preceding the Closing Date.
   "Date of Termination," when used in connection with the termination of your employment with Holdings and EMC, (i) shall have the meaning set forth in
Section 5(e) of the Knutson Employment Agreement and (ii) if the Knutson Employment Agreement shall lapse, shall be the date that your employment with Holdings and EMC shall be terminated; provided, however, that if you are Disabled, such date shall be the date Holdings and EMC are entitled to replace you under Section 6 of the Knutson Employment Agreement or otherwise by reason of a Disability regardless of whether or not the Knutson Employment Agreement is in effect.
   "Designated Officer" means any Pre-Designated Officer and any Subsequently Designated Officer.
   "Disability" and "Disabled" have the meaning specified in Section 6 of the Knutson Employment Agreement. Any reference





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herein to the date of Disability shall mean the date on which you are replaced in your position with Holdings pursuant to Section 6 of the Knutson Employment Agreement or otherwise replaced following the lapse of the Knutson Employment Agreement.
   "EMC" means Education Management Corporation, a Pennsylvania corporation. "ESOP" means the EMC Holdings, Inc. Employee Stock Ownership Plan.
   "ESOP Trustee" means Marine Midland Bank, N.A., in its capacity as Trustee of the ESOP.
   "Exchange Act" means the Securities Exchange Act of 1934, as amended. "Exchange Offer" means the offer made by Holdings pursuant to the
Information Statement to issue certain Class C Shares in exchange for surrender of certain Class A Shares held by the Management Stockholders.
   "Fair Market Value" of any Share means (i) so long as the ESOP is in existence and is required to obtain appraisals of its capital stock, the most recent value of a Share as determined by the most recent such appraisal or (ii) if there is no such appraisal of the Shares, a price equal to the quotient obtained by dividing (a) the difference between (1) the product of (A) the Adjusted Consolidated EBIT and (B) seven and (2) the Consolidated Net Debt determined as of the end of Holdings' most recent fiscal year by (b) the number of Shares (on a fully diluted basis) as of the date of determination.





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   "GAAP" shall mean generally accepted accounting principles which shall include, but not be limited to, the official interpretations thereof as defined by the Financial Accounting Standards Board, its predecessors and its successors.
   "Good Reason" has the meaning specified in Section 5(c) of the Knutson Employment Agreement.
   "Holdings" has the meaning set forth in the introduction to this Agreement. "Holdings Capital Stock" means the Class A Shares, the Class B Shares, the
Class C Shares, the Convertible Preferred Stock and any other shares of capital stock of Holdings hereafter authorized.
   "Holdings Common Stock" means the Class A Shares, the Class B Shares and the Class C Shares and any other shares of capital stock of Holdings classified as common stock hereafter authorized.
   "Indebtedness for Borrowed Money" as applied to any Person means the liabilities of such Person for money borrowed or credit received (other than trade accounts payable incurred in the ordinary course of business), direct or contingent, whether evidenced by a bond, note, debenture, capitalized lease obligation, deferred purchase price arrangement, title retention device, reimbursement agreement, guarantee, book entry or otherwise.





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   "Information Statement" means Holdings' Proxy and Information Statement dated September 20, 1989, as the same may be from time to time amended and/or supplemented.
   "Initial Put Notice" has the meaning set forth in Section 10(b)(i) hereof. "Initial Put Repurchase" has the meaning set forth in Section 10(b)(i)
hereof.
   "Initial Put Repurchase Price" means the Fair Market Value of the Initial Put Shares as of the Date of Termination.
   "Initial Put Shares" has the meaning set forth in Section 10(b)(i) hereof. "Institutional Investors" means the parties to the Stockholders Agreement other than the Management Stockholders, Holdings and the ESOP.
   "Junior Subordinated Note" means the junior subordinated promissory note issued by Holdings to the Trust or any Permitted Transferee for payment of Initial Put Shares or Secondary Put Shares, as the case may be, in the principal amount specified in Holdings' notice pursuant to Section 11(b) hereof, bearing interest on the unpaid principal amount from the date of issue of such note (the "issue date") until such note is paid in full, payable quarterly on the first Business Day of each calendar quarter, at a fluctuating interest rate per annum (based on a year of 365 or 366 calendar days, as the case may be) equal to 1% per annum above the Prime Rate in effect from time to time (each change, if any, in such fluctuating interest rate to take





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effect simultaneously with the corresponding change in the Prime Rate;
provided, that such fluctuating interest rate shall at no time exceed 12% per annum), and the principal amount of which is payable in full on the date occurring three months following the latest of payment in full of all notes or other evidences of indebtedness issued pursuant to (i) the Senior Credit Agreement, (ii) the Subordinated Credit Agreement and (iii) the Shareholders Contribution and Repayment Agreement.
   "Junior Subordinated Note Holder," when used in connection with the holding or owning of a Junior Subordinated Note, means the Trust, any Permitted Transferee or any other holder of a Junior Subordinated Note or any Person who may make claims under or with respect to a Junior Subordinated Note.
   "Key Man Insurance" has the meaning set forth in Section 2(c) hereof. "Knutson Employment Agreement" means the Amended and Restated Employment
Agreement of Robert B. Knutson dated as of October 26, 1989 by and among you, Holdings and EMC.
   "Management Repurchase Agreement" means the form of Management Exchange and Repurchase Agreement dated October 26, 1989 entered into between Holdings and each of the Management Stockholders.
   "Management Stockholders" is used herein as defined in the Stockholders Agreement.





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   "Merger Agreement" means the Agreement of Merger and Plan of
Recapitalization dated October 26, 1989 between Holdings and EMC Recapitalization, Inc.
   "Merrill Lynch Investors" means the MLCP Investors and Merrill Lynch Interfunding, Inc.
   "MLCP Investors" is used herein as defined in the Stockholders Agreement. "Net Sale Price" means the Sale Price for any Resale Event (i) net of any taxes, underwriting discounts or commissions or related selling expenses incurred by Holdings or such Selling Designated Officer and (ii) adjusted in respect of any stock dividends, stock splits, reverse stock splits, recapitalizations or similar events that may have occurred following a Call Repurchase.
   "Notice" has the meaning set forth in Section 14(b).
   "Obligation" has the meaning set forth in Section 13 hereof.
   "Original Recapitalization" means the purchase by Holdings of all the shares of common stock of EMC and all related transactions.
   "Original Recapitalization Premium" means the amount calculated by Holdings' independent auditors which amount shall be determined by the application of purchase accounting rules, without limitation, by reference to the amount equal to the excess of (i) the sum of (A) the aggregate amount of cash and the value of Class A Common Shares of Holdings paid by Holdings on


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the 1986 Closing Date for all the shares of EMC common stock and (B) the aggregate amount of expenses incurred by Holdings which are directly attributable to the purchase by Holdings of such shares and related transactions over (ii) the amount of stockholders' equity and deferred taxes appearing on the Consolidated balance sheet of EMC and its consolidated subsidiaries prepared in accordance with GAAP at the time immediately preceding the 1986 Closing Date.
   "Permitted Transferee" with respect to the Trust means (i) while you are living, you, your spouse, parents or issue or a trust of which trust you shall be a trustee and the beneficiaries of which are limited to you, your estate, spouse, parents and/or issue and (ii) after your death, your executors, administrators, testamentary trustees, legatees or beneficiaries.
   "Person" means an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof.
   "PDO Offer" has the meaning set forth in Section 14(b).
   "PDO Shares" has the meaning set forth in Section 14(b) hereof. "Pre-Designated Officers" means those persons (i) who own Holdings Common
Stock on the day before the date of your death or Disability, (ii) who are the elected officers of Holdings on the day before the date of your death or Disability and (iii) whom the Compensation Committee, by resolution in effect on the day before the date of your death or Disability,





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shall have designated as eligible to purchase any Shares pursuant to Section 14 hereof; provided, that such designation shall require the affirmative vote of a majority of the Compensation Committee, including your vote so long as you are a member of the Compensation Committee; and provided, further, that you may recommend changes to the list of such Pre-Designated Officers, and/or to the portion of Shares to be acquired by such Pre-Designated Officers pursuant to
Section 14 hereof in the event of your death or Disability, from time to time after the initial designation, subject to the approval of the Compensation Committee.
   "Prime Rate" means the rate of interest announced publicly by Citibank, N.A. in New York from time to time as its prime rate, corporate base rate, or other designation announced in replacement of the prime rate.
   "Proportion" means, with reference to any Pre-Designated Officer, the percentage of Pre-Designated Officer Shares required to be offered to such Pre-Designated Officer pursuant to Section 14 hereof, as designated by the Compensation Committee, by resolution in effect on the day before your death or Disability; provided, that such designation shall require the affirmative vote of a majority of the Compensation Committee, including your vote so long as you are a member of the Compensation Committee.
   "Public Distribution" means a Public Offering of Holdings Common Stock at the conclusion of which (i) Holdings is





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required to register shares of Holdings Common Stock under Section 12(b) or (g)
of the Exchange Act and (ii) at least 25% of the outstanding Holdings Common Stock shall have been sold to the public pursuant to one or more effective registration statements under the Act.
   "Public Offering" means a public offering of securities of Holdings pursuant to an effective registration statement under the Act.
   "Put Repurchase" means an Initial Put Repurchase or a Second Put Repurchase. "Repurchase" means any Call Repurchase or Put Repurchase.
   "Repurchase Notice" means any Call Repurchase Notice, or notice delivered by Holdings pursuant to the second paragraph of Section 11(b).
   "Resale Event" has the meaning set forth in Section 10(a)(ii) hereof.
   "Sale Price" means (i) if all issued and outstanding shares of Holdings Common Stock are sold or transferred in connection with any Resale Event, the Share Price obtained by Holdings or any Selling Designated Officer in connection with such Resale Event or (ii) if fewer than all issued and outstanding shares of Holdings Common Stock are sold or transferred in connection with any Resale Event, the highest Share Price received during the twelve-month period following any





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Call Repurchase by Holdings and/or any Selling Designated Officer.
   "Scheduled Expiration Date" has the meaning set forth in Section 1(b) of the Knutson Employment Agreement.
   "Second Put Repurchase" has the meaning set forth in Section 10(b)(ii) hereof.
   "Second Restated Certificate of Incorporation" means the amended and restated certificate of incorporation of Holdings that will, among other things, authorize the issuance of (i) one or more series of preferred stock upon such terms as may be established by Holdings' Board of Directors from time to time and (ii) a new class of common stock, designated as Class C Common Stock.
   "Secondary Put Repurchase Price" means the greater of (x) the Adjusted Purchase Price of the Secondary Put Shares as of the date of the Second Put Notice, plus interest thereon from the date of acquisition of such Shares by you to the date of the Second Put Notice compounded annually at an interest rate per annum (based on a year of 365 or 366 calendar days, as the case may be) for each twelve-month period or portion thereof commencing July 1 of an applicable calendar year, equal to the Prime Rate in effect on July 1 (or the next succeeding Business Day if such day is not a Business Day) of such calendar year, and (y) the Fair Market Value of the Secondary Put Shares as of the date of the Second Put Notice.





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   "Selling Designated Officer" has the meaning set forth in Section 10(a)(ii)
hereof.
   "Senior Credit Agreement" means the $52,500,000 Credit Agreement, dated as of October 26, 1989, among Holdings, Pittsburgh National Bank and the other banks party thereto.
   "Senior Indebtedness" means (i) indebtedness for borrowed money (including, without limitation, that incurred pursuant to the Senior Credit Agreement and the Subordinated Credit Agreement), (ii) the current portion of any deferred purchase price of property or services, (iii) the current portion of obligations as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (iv) current obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i), (ii) or (iii) above, (v) obligations of the types referred to in clauses (i), (ii), (iii) or (iv) above which are secured by any lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by Holdings, even though Holdings has not assumed or become liable for the payment of such Indebtedness, (vi) any rights granted pursuant to the Shareholders Contribution and Repayment Agreement to Shareholders (as such term is defined in the Shareholders Contribution and Repayment Agreement) and (vii) any and all





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extensions, renewals, refinancings or refundings in whole or in part of any of the foregoing.
   "Share Price" when used with reference to a share of Holdings Common Stock means the cash price paid or to be paid for such share plus the Value of any property delivered as payment for such share.
   "Shareholders Contribution and Repayment Agreement" means that certain Shareholders Contribution and Repayment Agreement dated as of October 26, 1989 and executed and delivered in connection with the Current Recapitalization.
   "Shares" means, collectively, all shares of any class of Holdings Capital Stock, including any shares of Holdings Capital Stock which may have been issued or distributed in respect of any shares of any class of Holdings Capital Stock by way of stock dividend or stock split or other distribution, recapitalization or reclassification.
   "Stockholders Agreement" means the Stockholders Agreement, dated as of October 26, 1989, among Holdings, Merrill Lynch Interfunding, Inc., the ESOP and the Persons listed on the Schedule of Stockholders attached thereto.
   "Stockholder Designation" means the Stockholder Designation attached as Exhibit A hereto.
   "Subordinated Credit Agreement" means the Note and Warrant Purchase Agreement, dated as of October 26, 1989, between Holdings, Northwestern Mutual Life Insurance Company and National Union Fire Insurance Company of Pittsburgh, Pennsylvania.





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   "SDO Offer" has the meaning set forth in Section 14(c) hereof.
   "SDO Shares" has the meaning set forth in Section 14(c) hereof. "Subsequently Designated Officers" shall include (x) the Pre-Designated
Officers, (y) those persons whom the Compensation Committee shall have designated following the Closing Date but prior to your death or disability as eligible to purchase Shares pursuant to Section 14 hereof and (z) those persons
(A) whom the Board of Directors of Holdings, within 90 calendar days following the date of your death or Disability, shall elect to serve as officers of Holdings and (B) whom the Compensation Committee, by resolution adopted prior to such 90th day, shall have designated as eligible to purchase Shares pursuant to Section 14 hereof.
   "Third Restated Certificate of Incorporation" means the Third Amended and Restated Certificate of Incorporation of Holdings which, on or prior to the Closing Date, in connection with the Current Recapitalization, shall have been approved and adopted by the Board of Directors of Holdings and the requisite percentage of the holders of Holdings Capital Stock entitled to vote thereon and filed with the Secretary of State of the State of Delaware.
   "Transfer" has the meaning set forth in Section 8(b) hereof.





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   "Trust" means the Trust established under that certain revocable Trust
Agreement of Robert B. Knutson dated February 18, 1987.
   "Trustee" means Robert B. Knutson, in his capacity as Trustee of the Trust. "Value" when used with reference to any consideration other than cash delivered as payment for any share of Holdings Common Stock means the value determined in accordance with the following: (i) marketable securities listed on a national securities exchange shall be valued at the last sales price on the Business Day next preceding the date of the consummation of the event giving rise to such valuation; (ii) marketable securities traded in the over-the-counter market and reported in the National Association of Securities Dealers' Automated Quotation System shall be valued at the closing bid price as reported by such system on the Business Day next preceding the date of the consummation of the event giving rise to such valuation; and (iii) all securities other than marketable securities of the type referred to in clauses
(i) and (ii) above and all other property shall be valued (a) by Holdings or
(b) if requested by the Trust on its behalf and on behalf of its Permitted Transferees (or your estate on its behalf and on behalf of the Trust's other Permitted Transferees), by an Appraiser pursuant to an Appraisal, at the fair market value or such other value as may be deemed by Holdings or the Appraiser, as the case may be, to be appropriate and reasonable after considering all





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factors which might reasonably affect the sales price of such securities or other property, including, without limitation, if and as appropriate, the lack of a market for such securities or other property, the anticipated impact of an immediate sale of such securities or other property, the length of time before any such sale may become possible and the cost and complexity of any such sale.
   "Warrants" is used herein as defined in the Subordinated Credit Agreement. "Whole Board of Directors" means that number of directors of Holdings required in order to constitute the entire board of directors of Holdings in accordance with its By-laws and applicable law without any vacancies, irrespective of any vacancies that may exist from time to time.
   (b) In addition, except as otherwise clearly indicated by the context in which it appears, the use of "you" herein refers to Robert B. Knutson, in his individual capacity and not as Trustee of the Trust, and "your" is used herein as the correlative possessive.
  2. Representations, Warranties and Covenants of Holdings. Holdings represents, warrants and covenants that:
   (a) Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; and Holdings has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement.


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   (b)   Neither Holdings, nor any Person acting on its behalf, has taken or will take any action that would subject the Current Recapitalization or the issuance or exchange on the Closing Date of any Shares in accordance therewith to the registration provisions of Section 5 of the Act.
   (c) During the term of your employment pursuant to the Knutson Employment Agreement, Holdings shall maintain one or more key man life insurance policies (the "Key Man Insurance"), with an aggregate face amount of $8.0 million, naming you as the insured and Holdings as the beneficiary. The Key Man Insurance and any proceeds therefrom shall be used by Holdings solely to fund the obligations of Holdings under Section 10(b) hereof and shall not be pledged or used for any other purpose without the prior written consent of you, the trust or your estate, as the case may be, during such time that the trust or your estate or any of the Trust's Permitted Transferees continues to own any Shares.
  3. Investment Representations; Other Representations and Warranties by You and/or the Trustee.
   (a)   The Trustee represents and warrants that:
     (i) The Trustee has received and read the Information Statement. There has been made available to the Trustee a reasonable time prior to the Trustee's execution and delivery hereof in order to provide an opportunity for the Trustee to ask questions and receive answers concerning the terms and conditions of the Trust's participation in the Current


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Recapitalization and to obtain any additional information which Holdings or EMC possesses or can acquire without unreasonable effort or expense. The Trustee has received all additional information that was requested.
     (ii) The Trustee has been advised that none of Holdings Common Stock has been registered under the Act or any state securities or "blue sky" laws, and, therefore, cannot be resold unless (A) such stock is registered under the Act or under any applicable state securities or "blue sky" laws and/or (B) an exemption from registration thereunder is available.
     (iii) The Trust's acquisition of Shares in connection with the Current Recapitalization is for its own account, for investment only, and not with a view to or for resale in connection with, the distribution of any Holdings' securities presently held or to be exchanged or acquired by the Trust in connection with the Current Recapitalization, and the Trust has no present intention of distributing or reselling any thereof, except as otherwise provided herein and as described in the Information Statement. In making the foregoing representation, the Trustee is aware that the Trust must bear the economic risk of such investment for an indefinite period of time.
     (iv) The Trustee is aware of and familiar with the prohibitions, restrictions and limitations imposed on Holdings by the Senior Credit Agreement and the Subordinated Credit Agreement, including, without limitation, those





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prohibitions, restrictions and limitations which may prohibit, restrict or limit Holdings' ability to repurchase any Shares, whether pursuant to this Agreement or otherwise, or to waive, change, modify or discharge this Agreement.
     (v) The Trustee is aware of and familiar with the restrictions imposed on the transfer by the Trust of any Shares, including, without limitation, the restrictions contained in this Agreement and in the Stockholders Agreement, and the rights of Holdings and others under this Agreement and under the Stockholders Agreement in connection with transfers of Shares by the Trust.
     (vi) The Trustee is aware of and familiar with the provisions of the Stockholders Agreement and exhibits thereto relating to the management of Holdings and EMC.
     (vii) The Trustee acknowledges that Holdings is entering into this Agreement in reliance upon the Trustee's representations and warranties made in this Agreement, including, without limitation, those set forth in this Section.
     (viii) The Trustee has full right, power and authority to execute and deliver this Agreement on behalf of the Trust and any and all other documents or instruments to be executed and delivered on its behalf in connection with the Current Recapitalization and the Trust has full right, power and authority to perform its obligations hereunder and thereunder and this Agreement and all such other documents and instruments have been duly executed and delivered by the Trust and are valid, binding and enforceable against the Trust in accordance with their terms, except that the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to or affecting creditors' rights generally and by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.
     (ix) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated to occur pursuant hereto (i) do not and will not violate or conflict with the governing instruments of the Trust, (ii) do not and will not violate, conflict with, result in a breach or default under, or give any person or entity any right to terminate or modify, any contract or agreement applicable to the Trust, (iii) do not and will not violate, conflict with, result in a breach or default under, or give any person or entity any right to terminate or modify any governmental or court-issued order, writ, judgment, decree, license, permit, approval or authorization of any kind applicable to the Trust and (iv) do not and will not violate or conflict with any law applicable to the Trust.
     (x) The Trust has, and immediately prior to the Closing the Trust will have, good and valid title to the Class A shares (i) to be delivered to Holdings in exchange for Class C Shares and (ii) to be delivered to the ESOP at the Closing, free and clear of all of the following (herein collectively called "Claims"): claims, encumbrances, security interests, liens, equities, options and pledges of every kind, and interests arising in connection with so-called community property laws or other laws relating to the rights of spouses; and, upon delivery of such Class A Shares to Holdings and the ESOP and receipt by the Trust of Class C Shares and cash, respectively, good and valid title to such Class A Shares, free and clear of any Claims, will pass to Holdings and the ESOP, as the case may be.
     (xi) The Trust qualifies as an "accredited investor," as such term as defined in Regulation D promulgated under the Act.
   (b)   You represent and warrant that:
     (i) You hereby confirm that the representations and warranties made by you in your Common Stock Subscription and Repurchase Agreement were true and correct as of the date on which they were made.
     (ii) You are a director of Holdings, Chairman and Chief Executive Officer of Holdings and an Executive Officer (as such term is defined in Regulation D promulgated under the Act) of Holdings or otherwise qualify as an "accredited investor," as such term is defined in Regulation D promulgated under the Act.
     (iii) You acknowledge that Holdings is entering into this Agreement in reliance upon your representations and warranties made in this Agreement, including, without limitation, those made in this Section.
  4. Sale and/or Exchange of Shares and/or Options. Pursuant to the Second Restated Certificate of Incorporation, the

Information Statement, the Merger Agreement and the Third Restated Certificate of Incorporation, all as described in the Information Statement, at the Closing, the Trust will have:
   (a) received, in exchange for a like number of the Class A Shares set forth at Item 2 of the Stockholder Designation, the number of Class C Shares set forth at Item 3 of the Stockholder Designation;
   (b) sold the number of Class A Shares set forth at Item 4 of the Stockholder Designation to the ESOP for the cash consideration set forth at
Item 5 of the Stockholder Designation; and
   (c) converted all Class C Shares set forth at Item 3 of the Stockholder Designation into the number of Class B Shares and the amount of cash set forth at Items 6 and 7, respectively, of the Stockholder Designation.
  5. Delivery of Documents. In connection with the Trust's participation in the Current Recapitalization, on or prior to the Closing, the Trust shall have executed and delivered the following:
     (i) That certain Stock Purchase Agreement dated as of the Closing Date among certain stockholders of Holdings, Holdings and the ESOP;
     (ii)  The Stockholders Agreement;
     (iii)  The RBK Employment Agreement;
     (iv) That certain Escrow and Pledge Agreement dated as of the Closing Date among all stockholders, option holders and warrant holders of Holdings immediately prior to the Closing and Pittsburgh National Bank;
     (v)  The Shareholders Contribution and Repayment Agreement;
     (vi)  This Agreement; and
     (vii)  All such other documents as Holdings reasonably may request.
In addition, the Trustee shall have voted all Shares held by the Trust in favor of the Merger Agreement and the merger to be consummated pursuant thereto.
  6. Conditions to Purchase and/or Exchange of Shares. Holdings' obligations under the transactions described in Section 4 are subject to the fulfillment to Holdings' satisfaction at or prior to the Closing of the following conditions:
   (a) Your representations and warranties and those of the Trustee and the Trust contained in this Agreement shall be true and correct when made and at and as of the Closing Date.
   (b) The Trust shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Trust prior to the Closing, including, without limitation, the delivery of the documents and instruments described in Section 5 of this Agreement.

   (c) All of the conditions to the Closing under all agreements executed and delivered in connection with the Current Recapitalization shall have been satisfied or waived.
  7. No Implied Right to Employment. Neither this Agreement nor any provision hereof nor any action taken or omitted to be taken hereunder shall be deemed to create or confer upon you any right to be retained in the employ of Holdings and EMC or other Affiliate thereof, except as provided in the Knutson Employment Agreement.
  8. Transfer Restrictions.
   (a) General. The Trust hereby agrees that any and all Shares held by it after the Closing will be subject to the terms and conditions of this Agreement and the Stockholders Agreement. Unless made in compliance with this Agreement and the Stockholders Agreement, no Transfer of Shares shall be made or recorded on the books of Holdings, and any such transfer shall be void and of no effect.
   (b) Restrictions Prior to Public Distribution; Agreement to Hold. Neither the Trust nor any Permitted Transferee will, prior to a Public Distribution, directly or indirectly, offer, sell, pledge, hypothecate, transfer, assign or otherwise dispose of or solicit any offers to purchase, or otherwise acquire or take, or pledge (collectively for purposes of Sections 8 and 9 hereof only, "Transfer") any Shares owned by the Trust or such Permitted Transferee to anyone without the express written consent of Holdings (which consent shall be given pursuant to unanimous vote or consent of the Whole Board of Directors) or otherwise than in accordance with the Stockholders Agreement except that the Trust or such Permitted Transferee may Transfer Shares to Holdings or its designee pursuant to Section 10 hereof. In addition, the Trust may at any time Transfer any of its Shares to a Permitted Transferee. Each Permitted Transferee may further Transfer any Shares acquired by such Permitted Transferee to any of the Trust's other Permitted Transferees (including transfers back to the Trust). No Transfer to any Permitted Transferee (or to the Trust) hereunder (whether by the Trust or another Permitted Transferee) shall be valid unless and until such Permitted Transferee (or the Trust, in the event of Transfers back to the Trust) shall agree in writing, in form and substance reasonably satisfactory to Holdings, to become bound, and becomes bound, by the terms of this Agreement and the Stockholders Agreement.
   (c) Restrictions Following Public Distribution. Subsequent to any Public Distribution, any Shares owned by the Trust (or any of its Permitted Transferees) may be Transferred without the consent of Holdings under Section 8(b) hereof, subject, however, to (i) all rights of Holdings hereunder and under the Stockholders Agreement and (ii) compliance with Section 8(e) hereof.
   (d) Legend. Prior to any Public Distribution, the certificate or certificates representing any Shares held by the

Trust or any Permitted Transferee shall bear the following legend:
     The securities represented by this certificate were issued without registration under the Securities Act of 1933 and any applicable state securities and "blue sky" laws, and in reliance upon the holder's representation that such securities were being acquired for investment and not for resale. No transfer of such securities may be made on the books of the issuer unless accompanied by an opinion of counsel, satisfactory to the issuer, that such transfer may properly be made without registration under the Securities Act of 1933 or that such securities have been so registered under a registration statement which is in effect at the date of such transfer.

     The securities represented by this certificate are also subject to the restrictions on transfer contained in the RBK Exchange and Repurchase Agreement, dated as of October 26, 1989, and in the Stockholders Agreement, dated as of October 26, 1989, copies of each of which may be obtained from the issuer, as well as the rights of the issuer and certain of its stockholders under such Stockholders Agreement. No transfer of such securities will be made on the books of the issuer unless accompanied by evidence of compliance with the terms of each of such Agreements.

   (e) Securities Law Compliance. Except for a Transfer effectuated pursuant to a Public Offering of Holdings Common Stock in accordance with the provisions of the Stockholders Agreement and anything to the contrary herein contained notwithstanding, no Transfer of any Shares held by the Trust or any Permitted Transferee to a Person other than Holdings or its designee pursuant to Sections 10, 11 and 12 hereof shall be effected unless such Transfer may properly be made without registration because of the availability of an exemption from registration under the Act and the rules and regulations in effect thereunder and under any applicable state securities or "blue sky" laws, and Holdings shall have been furnished with an opinion of counsel, satisfactory in form and substance to Holdings, to that effect.
  9.   [Intentionally Left Blank]
  10.  Death, Disability or Termination of Employment.
   (a) Holdings' Call.
     (i) Triggering Events and Consideration. Upon your death, Disability or the termination of your employment by Holdings and EMC for Cause prior to the earlier to occur of (A) a Public Distribution or (B) the later to occur of (1) the Scheduled Expiration Date of the Knutson Employment Agreement or (2) the fifth anniversary of the Closing Date, then, in such event, Holdings shall have the right, upon delivery of notice to the Trust (or any of its Permitted Transferees then holding Shares), for a period of 90 calendar days after the Date of Termination, to repurchase (a "Call Repurchase") any or all Shares owned by the Trust (or any of its Permitted Transferees); provided, however, that Holdings may not purchase fewer than the minimum number of Shares necessary so that the cash received by the Trust (or any of its Permitted Transferees) in exchange therefor is not treated as a dividend under the Code. If Holdings so notifies the Trust (or any of its Permitted Transferees) in accordance with Section 11 hereof of its determination to exercise such right, the Trust (or any of its Permitted Transferees) shall have the obligation to sell the relevant number of Shares on the terms and conditions set forth in Section 12 hereof to Holdings at a price equal to the product of (i) the Fair Market Value of each such Share as of the Date of Termination (the "Call Repurchase Price") and (ii) the number of Shares so purchased.
  In the event that (i) Holdings elects to repurchase some but fewer than all Shares pursuant to a Call Repurchase as a consequence of your death and (ii) such Shares are then held by one or more Permitted Transferees, then, in such event, Holdings shall repurchase such Shares from such Permitted Transferees and the Trust on a pro rata basis; provided, that the executor of your estate within 10 calendar days of Holdings' notice pursuant to Section 11 shall have the express authority to direct Holdings to repurchase such Shares on any other basis, and Holdings shall be bound by such direction.
     (ii) Additional Consideration. If, within the twelve-month period commencing on the date of the purchase by Holdings of any Shares pursuant to a Call Repurchase, (A) Holdings, or a Designated Officer to whom such Shares subsequently are issued by Holdings under Section 14 hereof (a "Selling Designated Officer"), shall (1) sell any Shares of Holdings Common Stock pursuant to a Public Offering, (2) sell or Transfer any Shares of Holdings Common Stock in a transaction (or series of related transactions) pursuant to which all or substantially all of the outstanding shares of Holdings Common Stock are acquired by a Person (other than an Affiliate of Holdings) or exchanged for securities issued by such Person (or an Affiliate of such Person) or (3) sell any Shares of Holdings Common Stock to any purchaser (excluding sales to Designated Officers under Section 14) (each a "Resale Event"), and (B) the Net Sale Price exceeds the Call Repurchase Price, then, in such event, an amount (the "Additional Call Repurchase Proceeds") equal to the product of such excess and the number of Shares sold to Holdings pursuant to such Call Repurchase shall forthwith be paid over to the Trust (and/or its Permitted Transferees).
  Any Additional Call Repurchase Proceeds shall be payable in cash, securities or such other property (or in any combination thereof) as may have been received by Holdings or any Selling Designated Officer except that Holdings may elect to substitute a cash payment for a payment in any such securities or other property. Any Additional Call Repurchase Proceeds due to the Trust (and/or any of its Permitted Transferees) shall be paid no later than 30 calendar days after the final determination of the amount of such payment. The Additional Call Repurchase Proceeds payable to the Trust (and/or its Permitted Transferees), if any, will be allocated among and paid by Holdings and/or any Selling Designated Officers in proportion to the relative total Net Sale Prices in excess of the Call Repurchase Price received by Holdings and/or such Selling Designated Officers for subsequent sales at higher prices during the twelve-month period following any Call Repurchase.
  Notwithstanding any other provision herein contained, in no event shall any Permitted Transferee (other than the Trust, you or your estate) have the right to request an Appraisal. Any Appraisal shall be conclusive and binding on Holdings and the Trust (or your estate). The fees and expenses of an Appraisal, if requested in connection with the determination of the Net Sale Price, shall be borne by Holdings, unless the Appraisal is less than or equal to Holdings' appraisal, in which case such fees and expenses shall be borne by the Trust (or your estate).
   (b) Your Put.
     (i) Initial Put. In the event (A) of your death or Disability and the failure of Holdings to exercise its right to repurchase all Shares owned by the Trust or any Permitted Transferee pursuant to subsection (a) of this Section 10 within the period therein specified, (B) Holdings and EMC terminate your employment without Cause or (C) you terminate your employment for Good Reason, then, in such event, the Trust and each of its Permitted Transferees then owning Shares shall have the right, upon delivery of notice to Holdings (the "Initial Put Notice"), for a period of 90 calendar days (180 calendar days in the case of your death) commencing on the 91st calendar day after the Date of Termination, to require Holdings to repurchase (the "Initial Put Repurchase") in accordance with Section 11 hereof all (but not fewer than all) Shares then owned by the Trust (or by any

Permitted Transferee) (the "Initial Put Shares"). If the Trust (or any Permitted Transferee) delivers the Initial Put Notice, it (or such Permitted Transferee) shall have the obligation to sell to Holdings, and Holdings shall have the obligation to purchase, subject to the limitations hereinafter set forth, all of the Initial Put Shares then owned by the Trust (or by such Permitted Transferee) on the terms and conditions set forth in Section 12 hereof at the Initial Put Repurchase Price; provided, that Holdings shall be obligated to purchase only that number of Initial Put Shares from the Trust (and its Permitted Transferees) as may be purchased, at the Initial Put Repurchase Price, for an aggregate consideration equal to the following: (1) during the period commencing after the Closing Date to, and including, the date of the first anniversary of the Closing Date, $4.0 million; (2) during the period commencing after the date of the first anniversary of the Closing Date to, and including, the date of the second anniversary of the Closing Date, $5.0 million; (3) during the period commencing after the date of the second anniversary of the Closing Date to, and including, the date of the third anniversary of the Closing Date, $6.0 million; (4) during the period commencing after the date of the third anniversary of the Closing Date to, and including, the date of the fourth anniversary of the Closing Date, $7.0 million; and (5) after the date of the fourth anniversary of the Closing Date, $8.0 million; provided, further, that in the event of an Initial Put Repurchase triggered by your death, Holdings' obligation to purchase any Initial Put Shares shall be subject to proceeds being available for such purpose under the Key Man Insurance.
  In the event that Holdings is required to purchase fewer than all the Initial Put Shares from the Trust and its Permitted Transferees by reason of any of the limitations set forth in paragraph (i) of this subsection 10(b), Holdings shall purchase such smaller number of Initial Put Shares from the Trust and those of its Permitted Transferees having made an election hereunder on a pro rata basis; provided, that you (or in the event of your death the executor of your estate) shall have the express authority in your (or the executor of your estate's) notice pursuant to Section 11 to direct Holdings to repurchase such smaller number of Initial Put Shares on any other basis and Holdings shall be bound by such direction.
     (ii) Secondary Put Shares. If, because of any of the limitations set forth in paragraph (i) of this subsection (b), Holdings shall have purchased from the Trust and from its Permitted Transferees fewer than all of the Initial Put Shares, then, in such event, the Trust and each such Permitted Transferee shall have the right, upon delivery of notice to Holdings in accordance with
Section 11 hereof (the "Second Put Notice"), for a period of 90 calendar days commencing on the later of (A) the date that is eighteen (18) months after the date of purchase by Holdings of any Initial Put Shares from the Trust (or its Permitted Transferees) and (B) the date of the fifth anniversary of the Closing Date, to require Holdings to repurchase (a "Second

Put Repurchase") all (but not fewer than all) of the Shares then owned by the Trust (or by such Permitted Transferee) (the "Secondary Put Shares"). If the Trust (or such Permitted Transferee) delivers the Second Put Notice, then it (or such Permitted Transferee) shall sell to Holdings, and Holdings shall purchase, subject to the limitations hereinafter set forth, such Secondary Put Shares on the terms and conditions set forth in Section 12 hereof at the Secondary Put Repurchase Price; provided, that Holdings shall be obligated to purchase only that number of Secondary Put Shares from the Trust (and/or its Permitted Transferees) as may be purchased, at the Secondary Put Repurchase Price, for an aggregate consideration equal to the excess of (1) $10,000,000 over (2) the aggregate purchase price paid by Holdings for the Initial Put Shares purchased from the Trust (and/or any of its Permitted Transferees), if any; provided, further, that in the event of a Put Repurchase triggered by your death, Holdings' obligation to purchase any Secondary Put Shares from the Trust (or any Permitted Transferee) shall be subject to proceeds being available for such purpose under the Key Man Insurance. Holdings shall have no further obligations under this Section 10(b)(ii) with respect to any Secondary Put Shares not purchased by Holdings because of any of the foregoing limitations.
  In the event Holdings is required to purchase fewer than all of the Secondary Put Shares from the Trust and any of its Permitted Transferees by reason of any of the limitations set forth in paragraph (ii) of this subsection 10(b), Holdings shall purchase such lesser amount of Secondary Put Shares from the Trust and those of its Permitted Transferees having made an election hereunder on a pro rata basis; provided, that you (or in the event of your death the executor of your estate) shall have the express authority in your (or the executor of your estate's) notice pursuant to Section 11 to direct Holdings to repurchase such smaller number of Secondary Put Shares on any other basis, and Holdings shall be bound by such direction.
   (c) Notwithstanding anything herein contained to the contrary, Holdings shall not be obligated to purchase any Shares from the Trust (or its Permitted Transferees) pursuant to any Put Repurchase to the extent that, and so long as, the purchase of such Shares would be in violation of, or result in a default under, any agreement or instrument to which Holdings is a party (including, without limitation, the Senior Credit Agreement, the Subordinated Credit Agreement and the Shareholders Contribution and Repayment Agreement, but excluding any agreement entered into in material part for the purpose of avoiding Holdings' obligations hereunder), or violate Holdings' Certificate of Incorporation or By-laws, as the same may be amended and/or restated or any law, regulation or order applicable to Holdings.
  In the event that Holdings is not obligated to consummate all or any portion of any Second Put Repurchase as a result of the foregoing sentence and the restrictions contained in any agreement or instrument to which Holdings is a party referred to in the foregoing sentence, Holdings shall endeavor to obtain the waiver of the other parties to such agreements or instruments so as to enable Holdings to consummate any Second Put Repurchase; provided, however, that it is understood that Holdings is not guaranteeing to you or the Trust (or any Permitted Transferee) that such waiver shall be obtained.
  11.    Election Procedures.
   (a) The parties shall exercise their respective rights under Section 10 hereof by sending a written notice by United States certified or registered mail, return receipt requested, postage prepaid, addressed:
         (i) if to the Trust (or any Permitted Transferee) at the address specified above (or to any Permitted Transferee at the address furnished by such Permitted Transferee by written notice to Holdings), and
         (ii) if to Holdings, to the attention of the Board of Directors of Holdings, at the address specified in Section 19 hereof, with copies to Eckert Seamans Cherin & Mellott and the Merrill Lynch Investors, at their addresses specified in Section 19 hereof, or to such other address as either party has furnished to the other in writing, except that notices of change of address shall be effective only upon receipt. Other notices pursuant to this Agreement shall be communicated in the manner provided in Section 19, unless otherwise expressly provided herein.

   (b) Holdings' notice of its determination to effect a Call Repurchase shall be effective if deposited in the mail as specified in subsection (a) of this Section 11 or hand delivered to the Trustee and/or any Permitted Transferee within the applicable time period specified in Section 10(a)(i) hereof and shall specify (i) the Call Repurchase Price and (ii) in reasonable detail the basis on which such price was computed.
  Any Initial Put Notice or Second Put Notice shall be effective if received by the Board of Directors of Holdings within the applicable time period specified in Section 10(b)(i) or Section 10(b)(ii); and, within 45 calendar days after the receipt by Holdings of any such notice, Holdings shall notify the Trust (and any Permitted Transferees) of (i) the number of Initial Put Shares or Secondary Put Shares, as the case may be, to be purchased by Holdings, and (ii) the applicable Put Repurchase Price (specifying in reasonable detail the basis on which such price was computed).
   (c) Any Repurchase Notice shall specify the place, time and date for the delivery of and payment for such Shares, which shall be in the City of Pittsburgh, and during normal business hours on a Business Day which shall not be less than 10 nor more than 30 calendar days after the receipt of such notice by the Trust (or by such Permitted Transferees).
  12.    Delivery and Payment Procedures.
   (a) At the place, and at the time and date specified in any Repurchase Notice, the Trust (and the pertinent Permitted

Transferee) shall deliver to Holdings or its designee, certificates for the Shares purchased by Holdings pursuant to any Repurchase, duly endorsed, or accompanied by written instruments of transfer, in form satisfactory to Holdings or its designee, duly executed, on behalf of the Trust (or the pertinent Permitted Transferee), free and clear of any and all Claims, against payment of the purchase price for such shares as follows:
     (i) If (A) the seller of such Shares is a Permitted Transferee or the Trust, (B) such Shares are Initial Put Shares and (C) the event triggering the Initial Put is your death, then, in such event, Holdings shall deliver to such Permitted Transferee or the Trust, as the case may be, a certified or bank cashier's check or checks, payable to such Permitted Transferee or the Trust or upon the order of such Permitted Transferee or the Trust in an amount equal to the aggregate Initial Put Repurchase Price, determined in accordance with
Section 10(b)(i), for such Shares;
     (ii) if the seller of such Shares is a Permitted Transferee and such Shares are Secondary Put Shares, Holdings shall issue its Junior Subordinated
Note in an amount equal to the aggregate Secondary Put Repurchase Price, determined in accordance with Section 10(b)(ii), for such Shares to such Permitted Transferee;
     (iii) if (A) the seller of such Shares is a Permitted Transferee or the Trust, (B) such Shares are Initial Put Shares and (C) the event triggering the Initial Put is any event other than your death, then, in such event, to the extent that there is any amount of money available for the purchase of Holdings' capital stock under
Section 6.12 of the Senior Credit Agreement at the time of the Initial Put Notice, Holdings shall use such available money to purchase such Initial Put Shares, and shall deliver to such Permitted Transferee or the Trust, as the case may be, a certified or bank cashier's check or checks, payable to such Permitted Transferee or the Trust or upon the order of such Permitted Transferee or the Trust in an amount equal to the lesser of (1) the amount of such available money or (2) the aggregate Initial Put Repurchase Price, determined in accordance with Section 10(b)(i), for such Shares; any of such Initial Put Shares remaining unsold after payment in cash to any Permitted Transferee or the Trust in accordance with this clause (iii) shall be purchased by the issuance by Holdings of its Junior Subordinated Note in an amount equal to the aggregate unpaid Initial Put Repurchase Price, determined in accordance with Section 10(b)(i), for such Shares to such Permitted Transferee or the Trust;
     (iv) if the Trust is the seller of such Shares and such Shares are Secondary Put Shares, Holdings shall issue its Junior Subordinated Note in an amount equal to the aggregate Secondary Put Repurchase Price, determined in accordance with Section 10(b)(ii), for such Shares to such Permitted Transferee or the Trust; and

     (v) if such Shares are purchased by Holdings pursuant to a Call Repurchase, Holdings shall deliver to the Trust a certified or bank cashier's check or checks payable to the Trust or upon its order in an amount equal to the aggregate Call Repurchase Price for such Shares.
  Notwithstanding anything to the contrary contained in this Section 12, Holdings shall not pay for any Initial Put Shares or for any Secondary Put Shares with its Junior Subordinated Notes (and shall, subject to Section 10(c) hereof, pay for such Shares in cash) to the extent that, and as long as, the payment of principal and interest on such Junior Subordinated Notes would, at the time of issuance thereof, be in violation of, or result in a default under, any agreement or instrument to which Holdings is a party (including, without limitation, the Senior Credit Agreement, the Subordinated Credit Agreement and the Shareholders Contribution and Repayment Agreement), or violate Holdings' Certificate of Incorporation or By-laws, as the same may be amended and/or restated, or any law, regulation or order applicable to Holdings.
   (b) All transfer and documentary stamp taxes, if any, payable in respect of the sale of Shares to Holdings shall be borne by the party exercising its right to purchase or to sell Shares, as the case may be, under Section 10 hereof.
  13. Agreement of Subordination. Holdings and each Junior Subordinated Note Holder, by his or its acceptance of such Note, covenant and agree as follows:

   (a) Each Junior Subordinated Note is and shall be subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all obligations of Holdings with respect to any or all Senior Indebtedness now or hereafter existing, whether for principal, interest (including, without limitation, interest accrued after the filing of a petition initiating any proceeding referred to in subsection (c) of this Section 13), fees, expenses or otherwise (such obligations being the "Obligations"). For the purposes of these provisions, the Obligations shall not be deemed to have been paid in full until and unless the holders or owners of the Obligations shall have indefeasibly received payment of the Obligations in cash.
   (b) A Junior Subordinated Note Holder shall not ask, demand, sue for, take or receive from Holdings, directly or indirectly, in cash or other property or by setoff or in any other manner (including, without limitation, from or by way of collateral), payment of all or any amounts payable by Holdings under a Junior Subordinated Note unless and until the Obligations shall have been paid in full; provided, however, that a Junior Subordinated Note Holder may receive, and Holdings may make, payments of interest and principal on account of the Junior Subordinated Note on the stated dates of payment thereof if, at the time of making any of such payments and immediately after giving effect thereto, no nonpayment of amounts due, or no event or events which with notice or lapse of time, or both, would constitute an event of default, or no other defaults (including, without limitation, an Event of Default under Article VIII of the Senior Credit Agreement or Section 13 of the Subordinated Credit Agreement) shall have occurred and be continuing with respect to any Senior Indebtedness; provided, further, that an Event of Default under Section 8.1, Section 8.2(c) (with respect to compliance with Section 6.1) or Section 8.3 of the Senior Credit Agreement or of the Subordinated Credit Agreement shall be deemed to continue notwithstanding any waiver thereof or amendment of the agreement with respect thereto until and unless Holdings is in compliance with each of such sections, as originally set forth and without giving effect to any such waiver or amendment.
   (c) Upon any distribution of all or any of the assets of Holdings upon the dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of Holdings or its debts, whether in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or similar proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of Holdings or otherwise, any payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to a Junior Subordinated Note shall be paid or delivered directly to the holders of Senior Indebtedness for application (in the case of cash) to, or as collateral (in the case of noncash property or securities) for, the payment or prepayment of the Senior

Indebtedness until the Senior Indebtedness shall have been paid in full.
   (d) If any proceeding referred to in subsection (c) of this Section 13 is commenced by or against Holdings:
         (i) the holders of the Obligations are hereby irrevocably authorized and empowered (in their own name or in the name of the Junior Subordinated Note Holders or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in such subsection (c) and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Junior Subordinated
Note) as they may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the holders of the Obligations hereunder; and
         (ii) each Junior Subordinated Note Holder shall duly and promptly take such action as the holders of the Obligations may request (A) to collect any amounts owing under his Junior Subordinated Note for account of the holders of the Obligations and to file appropriate claims or proofs of claim in respect of such Junior Subordinated Note, (B) to execute and deliver to the holders of the Obligations such powers of attorney, assignments, or other instruments as they may request in order to enable them to enforce any and all claims with respect to, and any security interests and other liens securing payment of, such Junior Subordinated Note, and (C) to collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to such Junior Subordinated Note.
   (e) So long as any of the Obligations shall remain unpaid, a Junior Subordinated Note Holder will not commence, join with any holder of the Obligations in commencing directly or indirectly, or cause Holdings to commence or assist Holdings in commencing, any proceeding referred to in subsection (c) of this Section 13.
   (f) The holders of the Obligations may, at any time and from time to time, without any consent of or notice to any Junior Subordinated Note Holder and without impairing or releasing the obligations of such holder under this
Section 13: (A) change the manner, place or terms of payment or change or extend the time of payment of, or renew or alter, the Obligations (including any change in the rate of interest thereon), or amend in any manner any agreement under which any of the Obligations is outstanding; (B) sell, exchange, release, not perfect and otherwise deal with any property at any time pledged, assigned or mortgaged to secure the Obligations; (C) release anyone liable in any manner under or in respect of the Obligations; (D) exercise or refrain from exercising any rights against Holdings and others; and (E) apply any sums from time to time received to the payment of the Obligations.
   (g) Holdings will cause each Junior Subordinated Note to be endorsed with the following legend:

         The indebtedness evidenced by this instrument is subordinated, pursuant to, and to the extent provided in, Section 13 of the RBK Exchange and Repurchase Agreement, dated as of October 26, 1989 (the "RBK Exchange and Repurchase Agreement"), between the maker hereof and the Trust established under that certain Revocable Trust Agreement of Robert B. Knutson dated February 18, 1987, Robert B. Knutson, Trustee, to the prior payment in full of the Obligations (as defined in the RBK Exchange and Repurchase Agreement).

   (h) All payments or distributions upon or with respect to the Junior Subordinated Note that are received by a Junior Subordinated Note Holder contrary to these provisions shall be received in trust for the benefit of the holders of the Obligations, shall be segregated from other funds and property held by such Junior Subordinated Note Holder and shall be forthwith paid over to the holders of the Obligations in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to or held as collateral (in the case of noncash property or securities) for the payment of the Obligations in accordance with the terms of the Senior Indebtedness.
   (i)   No Junior Subordinated Note Holder will:
               (A) sell, assign, pledge, encumber or otherwise dispose of his Junior Subordinated Note unless such sale, assignment, pledge, encumbrance or disposition is made expressly subject to the provisions of this Section 13; or
               (B) permit the terms of the Junior Subordinated Note to be changed in such manner as to have an adverse effect upon the right or interests of the holders of the Obligations pursuant to this
Section 13.
   (j) Each Junior Subordinated Note Holder will, at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the holders of the Obligations may request, in order to protect any right or interest granted or purported to be granted by this Section 13 or to enable the holders of the Obligations to exercise and enforce their rights and remedies thereunder.
   (k) The foregoing provisions regarding subordination are and are intended solely for the purpose of defining the relative rights of the holders of the Obligations on the one hand and the Junior Subordinated Note Holder (or Junior Subordinated Note Holders) on the other hand. Such provisions are for the benefit of the holders of the Obligations and shall be enforceable by them directly against any Junior Subordinated Note Holder, and no holder of the Obligations shall be prejudiced in its right to enforce subordination of a Junior Subordinated Note by any act or failure to act by Holdings or anyone in custody of its assets or property. Nothing contained in the foregoing provisions is intended to or shall impair, as between Holdings and any Junior Subordinated Note Holder, the obligations of Holdings to such holder.

  14.  Designated Officers' Right to Repurchase Shares.
       (a) General. If, upon your death or Disability, Holdings shall have purchased any Shares pursuant to a Repurchase and your death or Disability shall have occurred on or after July 1, 1990, Holdings shall, as soon as practicable after the date of such purchase, offer (i) at least 50% of such Shares for sale to the Pre-Designated Officers, and (ii) the balance of such Shares for sale to the Subsequently Designated Officers.
  If your death or Disability shall have occurred prior to July 1, 1990, Holdings shall, as soon as practicable after the date of such purchases, offer
(i) 80% of the first $2.0 million of such Shares (based upon the aggregate purchase price paid by Holdings for such Shares) to the Subsequently Designated Officers and 20% of such Shares to the Pre-Designated Officers and (ii) 40% of any additional Shares to the Subsequently Designated Officers and 60% of such additional Shares to the Pre-Designated Officers.
  Except as otherwise expressly provided herein, the Compensation Committee shall, in its sole discretion, determine the basis upon which Designated Officers shall be selected and, in the case of Subsequently Designated
Officers, upon which Shares shall be allocated.
  The Compensation Committee shall not be required to make any offer to any Designated Officer pursuant to this paragraph (a) who is not an "accredited investor" (as such term is defined in Rule 501 under the Act) if compliance with the Act or the securities or blue sky laws of any state is deemed by such Committee to be unreasonably burdensome or costly or who otherwise fails to meet the requirements set forth in Section 4.2 of the Stockholders Agreement.
   (b)   Offers to Pre-Designated Officers.
         (i) With respect to any Shares required to be offered to Pre-Designated Officers pursuant to paragraph (a) of this Section 14 (the "PDO Shares"), the Compensation Committee shall deliver to each such Pre-Designated Officer written notice (each, a "PDO Offer") offering each such Pre-Designated Officer the right to purchase from Holdings any or all of a number of such Shares obtained by multiplying the number of PDO Shares by such Pre-Designated Officer's Proportion, at a price per Share equivalent to the purchase price paid by Holdings for those Shares.
  If any Pre-Designated Officer shall fail to (i) notify the Compensation Committee of his acceptance of his PDO Offer within 90 calendar days following receipt thereof or (ii) purchase all PDO Shares offered to him, Holdings shall offer to sell all PDO Shares not then subject to any PDO Offers among all Pre-Designated Officers who shall have agreed to purchase all PDO Shares offered pursuant to their PDO Offers in accordance with their respective Proportions. Such offer must be accepted by the delivery of notice thereof to the Compensation Committee within 15 calendar days after delivery of such offer.

  If any PDO Shares remain unsold thereafter, the Compensation Committee shall continue to offer such Shares in a similar manner until no Pre-Designated Officer accepts any PDO Shares for purchase or until all PDO Shares are sold.
     (ii) If the Pre-Designated Officers shall not have agreed to purchase all of the PDO Shares, the Compensation Committee may offer any such PDO Shares not purchased to any Subsequently Designated Officer or otherwise cause Holdings to hold or dispose of such Shares as such Committee determines.
   (c)   Offers to Subsequently Designated Officers.
         (i) With respect to any Shares required to be offered to Subsequently Designated Officers pursuant to paragraph (a) of this Section 14 (the "SDO Shares"), the Compensation Committee shall deliver to each such Subsequently Designated Officer written notice offering (each an "SDO Offer") to each such Subsequently Designated Officer the right to purchase any or all of the number of SDO Shares allocated to him by such Committee, at a price per Share equivalent to the purchase price paid by Holdings for those Shares.
  If any Subsequently Designated Officer shall fail to (i) notify the Compensation Committee of his acceptance of his SDO Offer within 120 calendar days following receipt of such notice or (ii) purchase all SDO Shares offered to him, such Committee shall offer to sell all unsold SDO Shares not then subject to any SDO Offer among all Subsequently Designated Officers who shall have agreed to purchase all SDO Shares offered pursuant to their SDO Offers in proportion to the number of SDO Shares originally allocated to such Subsequently Designated Officers by the Compensation Committee. Such offer must be accepted by the delivery of notice thereof to the Compensation Committee within 15 calendar days after delivery of such offer.
  If any SDO Shares remain unsold thereafter, the Compensation Committee shall continue to offer such Shares in a similar manner until no Subsequently Designated Officer accepts any SDO Shares for purchase or until all SDO Shares are sold.
         (ii) If the Subsequently Designated Officers shall not have purchased all SDO Shares, the Compensation Committee shall cause Holdings to hold or dispose of any such unsold SDO Shares as it determines.
   (d) Procedure for Purchase. The purchase price for any Shares purchased pursuant to this Section 14 shall be payable, at the option of each Designated Officer, in cash and/or by the delivery to Holdings of a promissory note bearing interest at a rate equal to the lowest Applicable Federal Rate for debt instruments of like maturities, maturing on November 1, 1999, secured to the reasonable satisfaction of the Compensation Committee, and containing such other terms and conditions as the Compensation Committee may approve (all subject to such changes or additional provisions, if any, as may be agreed upon by the Compensation Committee and the particular Designated Officer). Notwithstanding any other provision of this Section 14 to the contrary, (i) Holdings shall not be required to accept promissory notes in payment for such Shares to be sold to Designated Officers, as opposed to cash payments, in an aggregate principal amount which exceeds 90% of the aggregate amount of proceeds collected by Holdings under the Key Man Insurance at such time; and (ii) no transfer of any Shares shall be made (A) to any Designated Officer not already party to a Management Repurchase Agreement unless and until such Designated Officer shall agree in writing, in form and substance reasonably satisfactory to Holdings, to become bound, and becomes bound, by the terms of a Management Repurchase Agreement and the Stockholders Agreement, or (B) to a Designated Officer already a party to a Management Repurchase Agreement unless and until such Designated Officer shall agree to amend the definition of "Shares" contained in his or her Management Repurchase Agreement to include in such definition the Shares so purchased by him or her pursuant to this Section 14. In the event that the thresholds set forth in clause (i) of the preceding sentence apply, the aggregate principal amount referred to in the preceding sentence shall be allocated among the Designated Officers on a pro rata basis.
      (e) Contingent Obligation of Purchasers. Each Designated Officer purchasing Shares under this Section 14 will receive them subject to the contingent obligation to make payments of Additional Call Repurchase Proceeds to the Trust (or its Permitted Transferees) if they sell any of such Shares during the period of twelve months following the date of your death or Disability under the provisions of Section 10(a)(ii) hereof.

Holdings will require each such Designated Officer to agree in writing to be bound by those provisions as a precondition to the right to purchase such Shares following your death or Disability.

       (f) Modification of Agreement. The parties hereto acknowledge hereby that the provisions of this Agreement may be amended at any time and from time to time (in accordance with the provisions of Section 18 hereof) and that the rights of Designated Officers under this Agreement, if any, shall be limited to any such rights as may obtain under the then current version of this Agreement, as so amended.

  15. Survival; Assignment. All covenants, agreements, representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of a party hereto, and the consummation of the transactions described in Section 4 hereof under this Agreement. Holdings' rights and obligations hereunder may be assigned by Holdings in whole or in part. Except for any Transfer authorized by Section 8(b) hereof, the Trust may not assign any of its rights hereunder. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors, executors or administrators and permitted assigns of such party; and all covenants, promises and agreements made in this Agreement by or on behalf of Holdings, or by or on behalf of the Trust, shall bind and inure to the benefit of and be enforceable by the respective successors, executors or administrators and permitted assigns of such parties hereto, whether so expressed or not.
      16. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.
      17. Entire Agreement; Headings. This Agreement and the agreements referred to herein embody the entire agreement and understanding between the Trust and Holdings and supersede all prior agreements and understandings relating to the subject matter hereof. The preceding sentence and any other provision of this Agreement notwithstanding, this Agreement is not, and shall not be construed to be, a novation of your Amended Subscription Agreement, and
(a) you and Holdings hereby confirm that you and Holdings shall remain obligated to one another pursuant to such agreement to the extent that such agreement has not been fully performed, and (b) the representations and warranties contained in paragraph 3 of your Amended Subscription Agreement will survive the execution and delivery hereof. The headings in and date of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
      18. Amendments. This Agreement cannot be changed orally, and can be changed only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.
      19. Notices. All communications provided for herein shall be in writing and

   (a) if addressed to the Trust or any Permitted Transferee, shall be delivered or mailed addressed to the Trust or any Permitted Transferee at the address specified above, or
   (b) if addressed to Holdings, shall be delivered or mailed addressed to it as follows:

   EMC Holdings, Inc.
   Suite 800
   300 Sixth Avenue
   Pittsburgh, Pennsylvania  15222
   Attention:  President

   with a copy to:

   Robert C. McCartney, Esquire
   Eckert Seamans Cherin & Mellott
   42nd Floor
   600 Grant Street
   Pittsburgh, Pennsylvania  15219, or

   (c) if to the Merrill Lynch Investors, shall be delivered or mailed addressed to it as follows:

   c/o Merrill Lynch Capital Partners, Inc.
   767 Fifth Avenue
   48th Floor
   New York, New York  10153
   Attention:  President, or

   (d) to such other address as either party has furnished to the other in writing.
  20. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

  If you are in agreement with the foregoing, please sign each counterpart of this Agreement.
          Very truly yours,

          EMC HOLDINGS, INC.


          By:_________________________
             C. Thomas Burkett,
             Executive Vice President

The foregoing Agreement is hereby
agreed to as of the date first
above written, with the intent to
be legally bound thereby.

The Trust established under the
Revocable Trust Agreement of
Robert B. Knutson dated
February 18, 1987.


By:____________________________
   Robert B. Knutson,
   Trustee

                                  Exhibit List


Exhibit A - Purchaser Designation

                                   EXHIBIT A
                            STOCKHOLDER DESIGNATION


1. Name and Address of Shareholder:

         The Trust established pursuant to that certain Revocable Trust Agreement of Robert B. Knutson dated February 18, 1987, Robert B. Knutson, Trustee, 100 Quail Hill Road, Pittsburgh, Pennsylvania 15238.

2. Number of Class A Shares Currently Held:

         4,386,700

3. Number of Class C Shares to be Received Pursuant to Exchange Offer:

         1,676,200

4. Number of Class A Shares Remaining After Exchange Offer:

         2,710,500

5. Cash Payable by ESOP for Class A Shares:

         $14,046,692.79

6. Number of Class B Shares Into Which the Shares Described at Item 3 Will Be Converted in the Merger:

         5,059,778

7. Cash Portion of Merger Consideration in Respect of Class C Shares Described at Items 3 and 8:

         $2,159,788.95